SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 10, 2016
(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation)		Identification Number)

3001 Colorado Boulevard

Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                Results of Operations and Financial Condition

On November 15, 2016, Sally Beauty Holdings, Inc. (the “Company”) issued the news release attached hereto as Exhibit 99.1 reporting the financial results of the Company for the quarter and the full year ended September 30, 2016 (the “Earnings Release”).

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2016, the Board of Directors (the “Board”) of the Company appointed Mr. Donald T. Grimes as Senior Vice President, Chief Financial Officer and Chief Operations Officer of the Company, effective December 12, 2016.

In connection with Mr. Grimes’ appointment as an executive officer of the Company, the Compensation Committee of the Board has approved an annual base salary for Mr. Grimes of $675,000 and a sign-on bonus of $250,000.  In addition, Mr. Grimes’ target annual bonus under the Company’s Annual Incentive Plan will be 60% of his base salary, with the ultimate amount of such bonus to be determined based on the achievement of performance metrics approved by the Compensation Committee for fiscal year 2017 and pro-rated from Mr. Grimes’ first date of employment through the end of the 2017 fiscal year.  Mr. Grimes will also receive an award of non-qualified stock options with a grant date value of $450,000 and an award of restricted stock with a grant date value of $300,000 under the Company’s Amended and Restated 2010 Omnibus Incentive Plan.  The restricted stock award and the options award will vest ratably over three years and four years, respectively, subject to Mr. Grimes’ continued employment and otherwise upon the terms and conditions of the standard award agreement for the fiscal year 2017 long-term incentive awards to other officers.  Mr. Grimes shall also enter into the Company’s standard form of change-in-control severance agreement for executive officers, which provides for, among other benefits, (a) a lump sum payment due to Mr. Grimes upon termination of employment (except for certain non-qualifying terminations, including termination for cause) following certain change-in-control transactions, in the amount of 1.99 times his annual base salary plus 1.99 times his average bonus over the previous five fiscal years of the Company and (b) for a period of 24 months following such termination, the continuation of all policies of medical, accident, disability and life insurance with respect to Mr. Grimes and his dependents with the same level of coverage as provided by the Company prior to such termination, subject to certain other terms and conditions.

Prior to his appointment at the Company, Mr. Grimes, age 54, was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Neiman Marcus Group LTD LLC (“Neiman Marcus”) since June 2015. Neiman Marcus is a premier luxury retailer offering an upscale assortment of apparel, accessories, jewelry, beauty and decorative home products. At Neiman Marcus, Mr. Grimes’ responsibilities included legal, treasury, financial planning and analysis, investor relations, accounting and SEC compliance, distribution and fulfillment, real estate and property management, loss prevention, customer care, credit and collections, internal audit and risk management.

Prior to joining Neiman Marcus, Mr. Grimes served as Senior Vice President, Chief Financial Officer of Wolverine Worldwide, Inc. (“Wolverine”) since May 2008. Wolverine is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport, athletic, children’s and uniform footwear and apparel, whose products are carried by leading retailers in approximately 200 countries and territories around the world.  Prior to his appointment at Wolverine, Mr. Grimes served as the Executive Vice President, Chief Financial Officer of Keystone Automotive Operations Inc. since January 2007 and prior to that, he served in a number of executive leadership roles at Brown-Forman Corporation since 1991.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Grimes and any director or executive officer of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Grimes and the Company that would be required to be reported.

Item 7.01.                Regulation FD Disclosure

The Earnings Release also provides an update on the Company’s strategy and business outlook.

Item 9.01.                Financial Statement and Exhibits

(d)           See exhibit index.

All of the information furnished in Items 2.02 and 7.01 of this report and the accompanying exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, unless expressly incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

November 15, 2016	By:	/s/ Matthew O. Haltom
Name: Matthew O. Haltom
Title: Senior Vice President, General Counsel and Secretary

EXIBIT INDEX

Exhibit Number	Description

Exhibit 99.1

News release reporting financial results for the quarter and full year ended September 30, 2016, and announcing the appointment of a Senior Vice President, Chief Financial Officer and Chief Operations Officer, issued by Sally Beauty Holdings, Inc. on November 15, 2016